Exhibit 99.1

Alesco Financial Inc. Announces

Fourth Quarter 2007 Financial Results

and Declares Regular Quarterly Cash Dividend for First Quarter of 2008

Philadelphia, Pennsylvania – March 10, 2008 – Alesco Financial Inc. (NYSE: AFN) (“AFN”), a specialty finance real estate investment trust, today announced financial results for the three and twelve-months ended December 31, 2007. Additionally, AFN’s Board of Directors has declared a cash dividend for the quarter ending March 31, 2008 of $0.25 per common share. The dividend will be payable on April 10, 2008 to shareholders of record as of the close of business on March 20, 2008. The ex-dividend date is March 18, 2008.

AFN reported Adjusted Earnings, a non-GAAP measure of performance, for the three-months ended December 31, 2007 of $31.2 million, or $0.53 per diluted common share, as compared to Adjusted Earnings of $7.4 million, or $0.26 per diluted common share for the three-months ended December 31, 2006. AFN reported Adjusted Earnings for the twelve-months ended December 31, 2007 of $84.1 million, or $1.48 per diluted common share, as compared to Adjusted Earnings of $19.8 million, or $1.32 per diluted common share for the period from January 31, 2006 (commencement of operations) through December 31, 2006. A reconciliation of Adjusted Earnings to GAAP net income is included in the Adjusted Earnings section of this release.

AFN reported a GAAP net loss for the three-months ended December 31, 2007 of $(729.3) million, or $(12.3 1) per diluted common share, as compared to net income of $3.6 million, or $0.13 per diluted common share for the three-months ended December 31, 2006. AFN reported a GAAP net loss for the twelve-months ended December 31, 2007 of $(1.3) billion, or $(22.48) per diluted common share, as compared to net income of $22.0 million, or $1.48 per diluted common share for the period from January 31, 2006 through December 31, 2006. The significant losses during the three-months and twelve-months ended December 31, 2007 are primarily due to non-cash charges of approximately $775 million and $1.4 billion, respectively, arising from write downs in the fair value of mortgage backed securities (MBS), other CDO investments and TruPS investments.

Adjusted Book Value and Investment Portfolio Summary

The following table summarizes AFN’s allocation of capital and Adjusted Book Value, a non- GAAP measure, as of December 31, 2007 (amounts in thousands, except share and per share data):

	Capital Allocation as of December 31, 2007 (A)	Net Cumulative Income Statement Gains (Losses) (B)	Adjusted Invested Capital Allocation as of December 31, 2007	% of Capital	Net Investment Income (C)
TruPS investments	$256,506	$(20,979)	$235,527	40%	$22,632
Leveraged loan investments	68,100	(7,566)	60,534	11%	5,063
Kleros Real Estate MBS investments (D)	120,000	(120,000)	—	19%	5,268
Residential mortgages	82,304	(10,611)	71,693	13%	(3,010)
Other investments	53,894	(41,390)	12,504	8%	1,442
Credit default swaps	3,207	63,823	67,030	1%	—
Total uninvested cash (E)	61,407	—	61,407	8%	638

Total investible capital	645,418	(136,723)	508,695	100%	$32,033
Recourse indebtedness	(188,125)	—	(188,125)		(4,063)

Adjusted invested capital	$457,293	$(136,723)	$320,570		$27,970

Common shares outstanding as of December 31, 2007			59,319,798

Adjusted Book Value per share (F)			$5.40

(A)	Represents net cash invested through December 31, 2007.

(B)	Reflects cumulative gains and losses on invested capital. Excludes income earned, unrealized gains (losses) on interest rate swap contracts, realized losses in excess of invested capital, and other income statement amounts.

(C)	These amounts relate to net investment income recorded during the three-months ended December 31, 2007 and include amounts earned by the minority interest holders in certain consolidated VIE’s. Net investment income for the leveraged loans asset class and the residential mortgage loans asset class include approximately $2.2 million and $4.5 million, respectively, of provisions for loan losses recorded during the three-months ended December 31, 2007. In addition to net investment income, the amounts above include interest income on the restricted cash at our consolidated CDO entities and on the uninvested cash included in our consolidated financial statements.

(D)	Excludes $1.2 billion of other-than-temporary impairments recorded in excess of our $120 million of capital invested in Kleros Real Estate CDOs.

(E)	Reduced for dividend payable of $18.8 million at December 31, 2007.

(F)	A reconciliation of the Adjusted Book Value calculation above to book value calculated using GAAP stockholders’ deficit is included in the Adjusted Book Value section of this release.

Investments in Securities

The following table summarizes AFN’s investments in available-for-sale debt securities as of December 31, 2007 (dollars in thousands):

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Weighted Average Years to Maturity
TruPS and subordinated debentures	$4,820,213	$46,604	$(1,074,296)	$3,792,521	6.7%	28.4
MBS	2,646,588	2,078	(556,249)	2,092,417	5.5%	6.2
Other CDO investments	3,712	—	—	3,712	17.9%	8.3

Total	$7,470,513	$48,682	$(1,630,545)	$5,888,650	6.2%	18.3

The following table summarizes AFN’s investments in security-related receivables as of December 31, 2007 (dollars in thousands):

Investment Description	Amortized Cost	Weighted Average Coupon	Weighted Average Years to Maturity
Security-related TruPS receivables	$740,341	7.3%	27.5

During the year ended December 31, 2007, AFN recorded other-than-temporary impairments of $1.3 billion in its consolidated MBS portfolio. Additionally, during the year ended December 31, 2007 AFN recorded $41.4 million of impairments on other CDO investments. Other CDO investments represent interests held by AFN in non-consolidated CDOs which primarily hold MBS. As of December 31, 2007, AFN had other CDO investments with a fair value of $3.7 million, which is net of the $41.4 million of impairments mentioned above. AFN recorded other- than-temporary impairments on its MBS and other CDO investments primarily because of significant increases in the estimated cumulative default rates of the underlying collateral of the respective investments, which resulted in significant decreases to AFN’s estimates of the future cash flows of the respective investments. During the twelve-months ended December 31, 2007, we also recorded $18.1 million of other-than-temporary impairments relating to certain assets underlying our TruPS portfolio. The other-than-temporary impairments relate to two banks that deferred on their interest payments during the period. Although the TruPS allow for deferral of interest, we recorded other-than-temporary impairments due to the deterioration of the banks’ financial condition. Other-than-temporary impairments are recorded within impairments on investments in the consolidated statement of income (loss).

AFN has recorded cumulative net unrealized losses on MBS and TruPS in the amount of $554.2 million and $924.1 million, respectively, in accumulated other comprehensive loss as of December 31, 2007. Management determined that the unrealized losses on these debt securities resulted from volatility in interest rates, widening of credit spreads and other qualitative factors relating to disruptions in the credit markets.

During the year ended December 31, 2007, the $554.2 million of unrealized losses on MBS and the $1.3 billion of other-than-temporary impairments on MBS were $1.8 billion in excess of our $120 million economic exposure to these investments. AFN’s maximum loss from investments in MBS is limited to the $120 million that AFN invested into the four Kleros Real Estate CDOs. The CDOs are governed by legal indentures that provide AFN with no rights to the MBS assets and provide the CDO noteholders with no recourse to AFN. The four Kleros Real Estate CDOs are consolidated in accordance with FIN 46R, which requires that AFN record the financial position and results of operations of the CDOs in its consolidated financial statements, without consideration that AFN’s maximum economic exposure to loss is $120 million.

As previously disclosed, the Kleros Real Estate CDOs have all failed over collateralization tests as a result of significant ratings agency downgrade activity and are no longer making cash distributions to AFN. The net cash flow of the Kleros Real Estate CDOs is currently being used to pay down the most senior note holders in each of the Kleros Real Estate CDOs. Despite the fact that each Kleros Real Estate CDO has failed over collateralization tests, the net interest earnings of these CDOs continues to be reflected in AFN’s net investment income and taxable income. Subsequent to December 31, 2007, we received written notice from the trustee of

Kleros Real Estate III that the CDO has experienced an event of default. The event of default resulted from the failure of certain additional overcollateralization tests due to recent credit rating agency downgrades. The event of default provides the most senior debtholder in the CDO with the option to liquidate all of the MBS assets collateralizing the CDO. The proceeds of any such liquidation would be used to repay the CDO debt securities. As of the current date, the holders of the senior debt securities have not exercised their rights to liquidate the CDO. Since we are not receiving any cash flow from our investment in any of our Kleros Real Estate CDOs, the event of default does not have an impact on our cash flows or results of operations; however, the assets of the Kleros Real Estate III CDO and the income they generate for tax purposes are part of our REIT qualifying assets and income. If more than one of our Kleros Real Estate CDOs suffers an event of default which results in the assets of those CDOs being liquidated and we are not able to invest in sufficient other REIT qualifying assets, our ability to qualify as a REIT could be materially adversely affected.

The estimated fair value of our investments is based primarily on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, from internal pricing models. These internal pricing models include discounted cash flow analyses developed by management using current interest rates, specific issuer information and other market data for securities without an active market. Management’s estimates of fair value require significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Investments in Residential/Commercial Mortgages and Leveraged Loans

AFN’s investments in residential and commercial mortgages and leveraged loans are accounted for at amortized cost. The following table summarizes AFN’s investments in residential and commercial mortgages and leveraged loans as of December 31, 2007 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Carrying Amount	Number of Loans	Weighted Average Interest Rate	Weighted Average Contractual Maturity Date
5/1 Adjustable rate residential mortgages	$705,442	$6,706	$712,148	1,684	6.4%	July 2036
7/1 Adjustable rate residential mortgages	251,095	3,575	254,670	571	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	79,030	1,347	80,377	207	6.8%	Sept 2036
Commercial loan (1)	7,332	—	7,332	1	21.0%	Jan 2006
Leveraged loans	838,300	(1,347)	836,953	388	8.7%	Feb 2013

Total	$1,881,199	$10,281	$1,891,480	2,851	8.2%

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.

FAS 159 Adoption

Effective January 1, 2008, AFN adopted FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (FAS 159), which allows us to report future changes in the fair value of our MBS and TruPS assets and the related CDO notes payable liabilities as a component of earnings. Upon adoption of FAS 159, we expect to recognize an increase to stockholders’ equity as of January 1, 2008 of approximately $2.7 billion or $45.03 per share. We expect that there will be significant correlation between future changes in fair value of our assets and liabilities due to the match-funded non-recourse nature of these instruments.

Indebtedness

The following table summarizes AFN’s total indebtedness (including recourse and non-recourse indebtedness) as of December 31, 2007 (dollars in thousands):

Description	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted Average Contractual Maturity
Non-recourse indebtedness:
Trust preferred obligations	$382,600	5.9% to 9.0%	6.7%	July 2035
Securitized mortgage debt	959,558	5.0% to 6.0%	5.7%	March 2017
CDO notes payable (1)	9,409,027	5.1% to 6.1%	5.6%	March 2040
Warehouse credit facilities (2)	155,984	5.1% to 5.3%	5.2%	March 2008

Total non-recourse indebtedness	$10,907,169

Recourse indebtedness:
Junior subordinated debentures	$49,614	9.4%	9.4%	August 2036
Contingent convertible debt	140,000	7.6%	7.6%	May 2027

Total recourse indebtedness	$189,614

Total indebtedness	$11,096,783

(1)	Excludes CDO notes payable purchased by AFN which are eliminated in consolidation.

(2)	On February 22, 2008, AFN refinanced both existing leveraged loan warehouse facilities into one facility that matures in May 2009. The new facility provides for $200 million of total borrowing capacity and bears interest of 125 basis points over the daily commercial paper rate. The terms of the refinanced facility require AFN to invest an additional $20 million, bringing AFN’s total first loss deposit amount to approximately $40 million.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of AFN. As indicated in the table above, AFN’s consolidated financial statements include recourse indebtedness of $189.6 million as of December 31, 2007. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of AFN. AFN’s maximum exposure to economic loss as a result of its involvement with each VIE is the $580.8 million of capital that AFN invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects AFN to potential margin calls for additional pledges of cash or other assets.

Liquidity and Capital Markets Transactions

As of December 31, 2007, AFN’s consolidated financial statements include $80.2 million of available, unrestricted cash and cash equivalents. This amount includes $18.8 million of cash dividends that were paid to AFN shareholders on January 10, 2008. Management has evaluated AFN’s current and forecasted liquidity and continues to monitor evolving market conditions. Future investment alternatives and operating activities will continue to be evaluated against anticipated current and longer term liquidity demands.

As of December 31, 2007, AFN’s consolidated financial statements include $95.5 million of restricted cash and warehouse deposits. The $95.5 million is primarily restricted for the following purposes: $5.0 million first-loss deposit on an Emporia leveraged loan warehouse facility; $47.6 million at consolidated CDO entities to be used to acquire additional assets; and, $42.9 million of undistributed cash flow from operations at consolidated CDO entities.

Share Repurchase

On August 3, 2007, AFN’s Board of Directors approved a share repurchase plan that authorizes AFN to purchase up to $50 million of AFN common shares. Under the plan, AFN may make purchases from time to time through open market or privately negotiated transactions. The timing and exact number of shares purchased will be determined at AFN’s discretion and will depend on market conditions. This plan may be modified or discontinued at any time. During the three-months ended December 31, 2007 AFN did not repurchase shares of its common stock.

Dividend Summary

On March 10, 2008, AFN announced a cash dividend for the quarter ended March 31, 2008 of $0.25 per common share. The dividend will be payable on April 10, 2008 to shareholders of record as of the close of business on March 20, 2008. The ex-dividend date is March 18, 2008.

Conference Call

As previously announced, a conference call to discuss these financial results with investors and analysts will be held on March 11, 2008 at 10:00am ET. Interested parties can listen to the live webcast of AFN’s earnings conference call by clicking on the webcast link on AFN’s homepage at www.alescofinancial.com. The conference call may also be accessed by dialing 866-831-6272 or, for those calling from overseas, 617-213-8859 a few minutes in advance of the scheduled time. A replay of the conference call will be available for two weeks at 888-286-8010, passcode 40391406.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania and trades on the New York Stock Exchange under the symbol “AFN”. Alesco Financial Inc. is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen & Company, a leading structured credit investment management firm. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. Alesco Financial Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Alesco Financial Inc. to successfully execute its business plans or gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT and the cost of capital. Additional factors that may affect future results are contained in Alesco’s filings with the SEC, which are available at the SEC’s web site www.sec.gov and Alesco Financial Inc.’s web site www.alescofinancial.com. Alesco Financial Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Alesco Financial Inc.

Consolidated Statements of Income (Loss)

(In thousands. except share and per share information)

	For the three months ended December 31, 2007 (Unaudited)	For the three months ended December 31, 2006 (Unaudited)	For the year ended December 31, 2007	For the period from January 31, 2006 through December 31, 2006
Net investment income:
Investment interest income	$198,156	$107,435	$727,456	$215,613
Investment interest expense	(165,404)	(96,480)	(627,635)	(188,121)
Provision for loan losses	(6,704)	(1,322)	(16,218)	(1,938)

Net investment income	26,048	9,633	83,603	25,554

Expenses:
Related party management compensation	4,704	2,223	17,316	6,249
General and administrative	3,354	2,743	1 1,864	3,834

Total expenses	8,058	4,966	29,180	10,083

Income before interest and other income, minority interest and taxes	17,990	4,667	54,423	15,471

Interest and other income	2,507	3,408	18,488	5,820
Net realized gain (loss) on interest rate swaps	(271)	—	1,988	7,700
Unrealized gain (loss) on interest rate swaps	(2,967)	(219)	(5,676)	1,653
Credit default swap premiums	(1,611)	—	(3,207)	—
Net realized and unrealized gains on credit default swaps	39,035	—	84,279	—
Gain on free-standing derivatives	—	131	106	2,127
Impairments on investments	(774,945)	(375)	(1,384,430)	(375)
Net realized loss on sale of assets	(640)	(1,128)	(16,219)	(1,974)
Gain on disposition of consolidated investments	697	—	10,990	—

Income (loss) before minority interest and provision for income taxes	(720,205)	6,484	(1,239,258)	30,422
Minority interest	(5,570)	(2,616)	(19,734)	(7,625)

Income (loss) before provision for income taxes	(725,775)	3,868	(1,258,992)	22,797
Provision for income taxes	(3,502)	(288)	(2,328)	(766)

Net income (loss)	$(729,277)	$3.580	$(1,261,320)	$22,031

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$(12.31)	$0.13	$(22.48)	$1.48

Weighted-average shares outstanding—Basic	59,233,072	27,748,369	56,098, 672	14,924,342

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$(12.31)	$0.13	$(22.48)	$1.48

Weighted-average shares outstanding—Diluted	59,233,072	27,773,995	56,098,672	14,924,342

Distributions declared per common share	$0.31	$0.28	$1.23	$1.75

Alesco Financial Inc.

Consolidated Balance Sheets

(In thousands, except share and per share information)

	As of December 31, 2007	As of December 31, 2006
Assets
Investments in available-for-sale securities and security-related receivables	$6,628,991	$7,942,124
Investments in residential/commercial mortgages and leveraged loans
Residential mortgages	1,047,195	1,773,147
Commercial mortgages	7,332	9,500
Leveraged loans	836,953	314,077
Loan loss reserve	(18,080)	(2,130)

Total investments in residential/commercial mortgages and leveraged loans, net	1,873,400	2,094,594
Cash and cash equivalents	80,176	51,821
Restricted cash and warehouse deposits	95,476	349,113
Accrued interest receivable	49,806	46,654
Other assets	91,555	30,621
Deferred financing costs, net of accumulated amortization of $11,481 and $2,762, respectively	115,972	87,423

Total assets	$8,935,376	$10,602,350

Liabilities and stockholders’ equity (deficit)
Indebtedness
Repurchase agreements	$—	$3,024,269
Trust preferred obligations	382,600	273,097
Securitized mortgage debt	959,558	—
CDO notes payable	9,409,027	6,496,748
Warehouse credit facilities	155,984	167,158
Recourse indebtedness	189,614	20,619

Total indebtedness	11,096,783	9,981,891
Accrued interest payable	54,380	42,163
Related party payable	2,800	879
Other liabilities	161,408	50,017

Total liabilities	11,315,371	10,074,950
Minority interests	19,543	98,598
Stockholders’ equity (deficit)
Preferred shares, $0,001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0,001 par value per share, 100,000,000 shares authorized, 60,548,032 and 54,921,971 issued and outstanding, including 1,228,234 and 193,457 unvested restricted share awards, respectively	59	55
Additional paid-in-capital	481,850	447,442
Accumulated other comprehensive loss	(1,545,464)	(14,628)
Accumulated Deficit	(1,335,983)	(4,067)

Total stockholders’ equity (deficit)	(2,399,538)	428,802

Total liabilities and stockholders’ equity (deficit)	$8,935,376	$10,602,350

Adjusted Earnings

We define Adjusted Earnings as net income (loss) available to common stockholders, determined in accordance with GAAP, adjusted for the following items: provision for loan losses, non-cash equity compensation, realized and unrealized (gains) losses on investments and derivative contracts (including CDS), amortization of deferred financing costs, realized (gains) losses on sale of capital assets, net of derivative contract gains or losses and deferred tax amounts. Adjusted Earnings is a non-GAAP financial measurement and does not purport to be an alternative to net income determined in accordance with GAAP, or as a measure of operating performance or cash flows from operating activities determined in accordance with GAAP as a measure of liquidity.

Management views Adjusted Earnings as a useful and appropriate supplement to net income (loss) and earnings (loss) per share because it enables management to evaluate our performance without the effects of certain adjustments in accordance with GAAP that management believes may not have a direct financial impact on our distributable earnings. The most significant GAAP adjustments that we exclude in determining Adjusted Earnings are realized and unrealized gains and losses on investments and derivative contracts (including CDS), provisions for loan losses, non-cash equity compensation, amortization of deferred financing costs, and deferred tax amounts. Each of these items is typically a non-cash charge or a measure that is not considered in determination of taxable income. As a specialty finance company that focuses on investing in TruPS, leveraged loans, residential mortgage loans and mortgage-backed securities, we record significant amortization of deferred financing costs associated with our CDO financing strategy and significant provision for loan losses associated with our leveraged loans and residential mortgage loans. Additionally, GAAP requires us to record in the income statement certain unrealized changes in the fair value of derivative contracts that hedge our indebtedness. Realized gains and losses on investments and derivative contracts and loan losses are typically not recognized for tax purposes until such time that the investments are sold or otherwise disposed of. Unrealized gains and losses on investments and derivative contracts, provisions for loan losses, non-cash equity compensation, and amortization of deferred financing costs do not affect our daily operations, but they do impact our financial results under GAAP. By measuring our performance using Adjusted Earnings and net income, we are able to evaluate how our business is currently performing both before and after giving effect to recurring GAAP adjustments such as those mentioned above and excluding gains or losses from the sale of capital assets that will no longer be part of investment portfolio.

Adjusted Earnings should not be considered as an alternative to net income (loss) or cash flows from operating activities (each computed in accordance with GAAP). Instead, Adjusted Earnings should be reviewed in connection with net income (loss) and cash flows from operating, investing and financing activities in our consolidated financial statements to help analyze how our business is currently performing. Adjusted Earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to other REITs.

The table below reconciles the differences between reported net income (loss) and Adjusted Earnings for the following periods (amounts in thousands, except share and per share information):

	For the Three-Month Period Ended December 31, 2007	For the Three-Month Period Ended December 31, 2006	For the Year Ended December 31, 2007	For the Period from January 31, 2006 through December 31, 2006
Net income (loss), as reported	$(729,277)	$3,580	$(1,261,320)	$22,031
Add (deduct):
Provision for loan losses	6,194	807	14,021	1,119
Non-cash equity compensation	438	296	1,836	1,058
Realized and unrealized (gains) losses on derivative contracts	(17,596)	143	(56,125)	(7,768)
Impairment on investments	768,534	375	1,378,034	375
Realized losses on sale of capital assets, net of realized derivative gains	369	1,128	12,419	1,107
Gain on disposal of consolidated investment	(535)	—	(10,828)	—
Deferred tax provision (benefit)	798	—	(1,253)	—
Amortization of deferred financing costs	2,284	1,022	7,320	1,846

Adjusted Earnings	$31,209	$7,351	$84,104	$19,768
Adjusting Earnings per share—diluted:
Diluted adjusted earnings per share	$0.53	$0.26	$1.48	$1.32

Weighted-average shares outstanding—Diluted	59,233,072	27,773,995	56,927,310	14,924,342

Adjusted Book Value

We define Adjusted Book Value as stockholders’ equity (deficit) determined in accordance with GAAP, adjusted for the following items: unrealized gains and losses on investments and derivative contracts, other than temporary impairment losses recognized in the income statement that are in excess of our maximum economic loss, deferred financing costs, and certain other non-cash adjustments to retained earnings (i.e. accrued interest receivable and accrued interest payable, among other items). Adjusted Book Value is a non-GAAP financial measurement and does not purport to be an alternative to book value calculated using stockholders’ equity (deficit) determined in accordance with GAAP.

Management views Adjusted Book Value as a useful supplement to financial measures calculated using GAAP amounts because it assists management in evaluating the intrinsic value of the capital invested by AFN. Adjusted Book Value should not be considered as an alternative to performance measures calculated using amounts determined in accordance using GAAP. The most significant GAAP adjustments that we exclude in determining Adjusted Book Value are unrealized gains and losses on investments and derivative contracts, and other than temporary impairment losses recognized in the income statement that are in excess of our maximum economic loss. These items are excluded because they have no impact on our current cash flows. Additionally, we expect to hold investments with unrealized gains and losses until maturity or repayment, such that we recover the value of our initial investment. We expect that upon the adoption of SFAS No. 159 that the match-funded nature of the assets and liabilities will result in changes in fair value of our assets and interest rate hedges being significantly offset by changes in fair value of our CDO notes payable liabilities. Management excludes impairment charges that are in excess of our capital invested in these assets to provide the true economic impact of such losses on our invested capital. Management also excludes certain deferred financing costs, excluding minority interest portions, which we expect to be adjusted upon the adoption of SFAS No. 159. By using Adjusted Book Value and in conjunction with other performance measures calculated with using amounts determined in accordance with GAAP, we are able to evaluate the intrinsic value of AFN both before and after giving effect to recurring GAAP adjustments such as those mentioned above.

Adjusted Book Value and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our Adjusted Book Value to other REITs.

The table below reconciles the differences between reported stockholders’ deficit and Adjusted Invested Capital that is used in the numerator of the Adjusted Book Value calculation as of December 31, 2007 (amounts in thousands, except share and per share information):

As of December 31, 2007
Stockholders’ deficit, as reported	$(2,399,538)
Add (deduct):
Accumulated other comprehensive loss	1,545,464
Non-cash over-impairment on Kleros Real Estate MBS	1,199,931
Deferred financing costs	(53,224)
Other non-cash adjustments	27,937

Adjusted Invested Capital	$320,570
Adjusted Book Value per share:
Adjusted Book Value per share	$5.40

Common shares outstanding	59,319,798

# # #

Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com